EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ReGen Biologics Begins Modular FDA Pre-Market Approval Submission
for CMI Product

FRANKLIN LAKES, NJ, July 26, 2004 — ReGen Biologics, Inc. (OTC:RGBI) a leading orthopedic products company that develops and manufactures products for human tissue repair, announced today the submission of the manufacturing module of the modular Pre-market Approval Application (“PMA”) for its Collagen Meniscus Implant (“CMI”) product to the Food and Drug Administration (“FDA”).

Dr. Gerald Bisbee, chairman, president, and chief executive officer of ReGen Biologics, stated, “the submission of the manufacturing module is an important step toward our goal of receiving FDA approval of ReGen’s CMI product. We have now officially begun the submission stage of data from the largest clinical trial ever conducted on the human meniscus. The CMI is the first application of ReGen’s proprietary tissue growth technology.”

About ReGen Biologics, Inc.:

ReGen Biologics is a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA on July 8. The Company expects to follow with its pre-clinical module in the next few months, and to conclude with the filing of the CMI clinical module in Q1 or Q2 2005.

The CMI is currently distributed in Europe, Australia, Chile and certain other countries, on a non-exclusive basis, through the Centerpulse unit of Zimmer Holdings, Inc. (NYSE:ZMH). ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA.

For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:
Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Office	Investor Relations
(201) 651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s annual report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2004. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.